Exhibit 21.1

Subsidiaries of CorEnergy Infrastructure Trust, Inc.
As of December 31, 2017

Subsidiary	State of Incorporation or Formation

Black Bison Properties LLC	Delaware
Black Bison Water Services, LLC	Illinois
CorEnergy BBWS, Inc.	Delaware
CorEnergy Pipeline Company, LLC	Delaware
Corridor Bison, LLC	Delaware
Corridor Leeds Path West, Inc.	Delaware
Corridor MoGas, Inc.	Delaware
Corridor Private Holdings, Inc.	Delaware
Corridor Public Holdings, Inc.	Delaware
Four Wood Corridor, LLC	Delaware
Grand Isle Corridor, LP	Delaware
Grand Isle GP, Inc.	Delaware
Grand Isle LP, Inc.	Delaware
LCP Oregon Holdings, LLC	Delaware
MoGas Pipeline LLC	Delaware
Mowood, LLC	Delaware
Omega Gas Marketing, LLC	Delaware
Omega Pipeline Company, LLC	Delaware
Pinedale Corridor, LP	Delaware
Pinedale GP, Inc.	Delaware
Pinedale LP I, LLC	Delaware
United Property Systems, LLC	Delaware